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                                                                  EXHIBIT 23.7


                    [CARACANSI AND COMPANY, P.C. LETTERHEAD]



The Board of Directors
Quarterdeck Corporation


We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-96064, No. 333-4606, and No. 333-10269), on Form S-4 (No.
333-03723), and on Form S-8 (No. 333-01766 and No. 333-4602) of Quarterdeck
Corporation of our report dated October 16, 1995 with respect to the balance sheets of Inset Systems, Inc. as of March 31, 1995 and 1994, and the related statements of income, retained earnings and cash flows for the years then ended, which report appears in the current report on Form 8-K filed on January 11, 1996 of Quarterdeck Corporation.



                                /s/ CARACANSI AND COMPANY, P.C.

                                    CARACANSI AND COMPANY, P.C.


Danbury, CT
September 27, 1996